Exhibit 99.1

May 2, 2022 08:30 AM Eastern Time

Air Industries Group Announces Financial Results for the Three Months Ended March 31, 2022

Bay Shore, N.Y.--(BUSINESS WIRE)--Air Industries Group (NYSE American: AIRI), an integrated Tier 1 manufacturer of precision assemblies and components for mission-critical aerospace and defense applications, and a prime contractor to the U.S. Department of Defense, today announced its financial results for the three months ended March 31, 2022.

Three Months ended March 31, 2022 compared to March 31, 2021

●	Consolidated net sales for the three months ended March 31, 2022 were $12.1 million, decreasing $1.6 million or (12%) from $13.7 million in 2021.

●	Consolidated gross profit for the three months ended March 31, 2022 was $2.1 million, or 17.2% of sales, increasing $280,000 from $1.8 million, or 13.1% of sales, in 2021.

●	Operating expenses for the three months ended March 31, 2022 were $1.9 million, an increase of $99,000 or 5.6% from $1.8 million in 2021.

●	Operating income for the three months ended March 31, 2022 was $207,000, increasing $180,000 from $27,000 in 2021.

●	Interest and financing costs for the three months ended March 31, 2022 were $323,000, an increase of $26,000 compared to $297,000 in 2021.

●	Net loss for the three months ended March 31, 2022 was $28,000, an improvement of $124,000 from a net loss of $152,000 in 2021.

Adjusted EBITDA	Three Months Ended March 2022

Net Income (Loss)	$(28,000)
Add-backs to EBITDA
Interest Expense	323,000
Taxes	5,000
Depreciation & Amortization	680,000
EBITDA	$980,000
Add-backs to Adjusted EBITDA
Stock Compensation	66,000
Adjusted EBITDA	$1,046,000

CEO Commentary

Lou Melluzzo, CEO of Air Industries said, “The first quarter showed our continued progress in driving profitability. As expected, revenue for the first quarter was lower year-over-year, largely due to some supply chain issues and timing of orders under a Long-Term Agreement. But, our earnings and EBITDA were greater or essentially equal, respectively, to the first quarter of 2021. EBITDA as a percentage of sales increased by nearly 100 basis points. Our results for the first quarter are in line with expectations discussed in our March conference call reporting full-year 2021 results.

“There are several factors that affected sales in the first quarter. First, we have endured some supply chain-related delays in receiving raw materials, as well as labor shortages. In addition, our Long-Term Agreement (LTA) with one of our major customers ended in December 2021. During the 2022 first quarter, this LTA was renewed for an additional five years.

“For the remainder of the year and beyond, we will focus our attention on improving the performance of our Sterling operation in Connecticut. We have bolstered management at Sterling and intensified our business development sales activity, and this is showing very good results. We have announced several major wins for Sterling, many involving new customers and new platforms.

“We are continuing our investments in state-of-the-art machinery. We recently committed to the purchase of three major machining centers at a total cost of $2 million. Since 2020 we have invested approximately $6 million in new machines – more than 50% of the total book value of our equipment.

“For the full year 2022, we continue to expect that our gross profit and net income will be higher than last year.”

Investor Conference Call

The Company will also host a conference call for investors on Tuesday May 3, 2022 at 11:00 AM Eastern.

Conference Toll-Free Number 888-378-4398

Passcode – 697 902

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (NYSE American: AIRI) is an integrated manufacturer of precision assemblies and components for leading aerospace and defense prime contractors and original equipment manufacturers. The Company is a Tier 1 supplier to aircraft Original Equipment Manufacturers, and a Prime Contractor to the U.S. Department of Defense, and is highly regarded for its expertise in designing and manufacturing parts and assemblies that are vital for flight safety and performance.

Additional information about the Company can be found in its filings with the SEC and by visiting the website at www.airindustriesgroup.com.

Forward Looking Statements

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Adjusted EBITDA

The Company uses Adjusted EBITDA, a Non-GAAP financial measure as defined by the SEC, as a supplemental profitability measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies and may be different than the EBITDA calculation used by our lenders for purposes of determining compliance with our financial covenants. This Non-GAAP measure may have limitations when understanding performance as it excludes the financial impact of transactions such as interest expense necessary to conduct the Company’s business and therefore are not intended to be an alternative to financial measure prepared in accordance with GAAP. The Company has not quantitatively reconciled its forward looking Adjusted EBITDA target to the most directly comparable GAAP measure because such items such as amortization of stock-based compensation and interest expense, which are specific items that impact these measures, have not yet occurred, are out of the Company’s control, or cannot be predicted. For example, quantification of stock-based compensation is not possible as it requires inputs such as future grants and stock prices which are not currently ascertainable.

Contacts

Air Industries Group

Investor Relations

Michael Recca - CFO

631.328.7078

ir@airindustriesgroup.com

3